Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CUBIC CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Cubic Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article 12 thereof.

2.The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 23rd day of February, 2016.

CUBIC CORPORATION

By:	/s/ James R. Edwards
Name:	James R. Edwards
Title:	Senior Vice President, General Counsel and Secretary